Exhibit 12(a)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------

                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)

                                                              Twelve-month
                                                              period ended
                                                            December 31, 1999
                                                            -----------------

Net income..........................................            $  57,685
Fixed Charges
      Audit Fees....................................                   30
      Trustee Fees..................................                  120
      Administrative Fees...........................                  250
                                                                ---------
Total Fixed Charges.................................                  400
                                                                ---------
Earnings before fixed charges.......................               58,085

Fixed charges, as above.............................                  400
                                                                ---------
Ratio of earnings to fixed charges..................               145.21
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